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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

     Chasen, Steven
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   (Last)               (First)                 (Middle)

     76 Country Club Circle

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                                    (Street)
     Pembroke, Massachusetts   02359

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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

     7/99

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

     Mercury Computer Systems, Inc.
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

      Senior Vice President and General Manager, Operations
      --------------------------------------------------------------------

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6. If Amendment, Date of Original (Month/Year)

        N/A
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
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7. Individual or joint/Group Filing (Check Applicable Line)

      __X__   Form filed by One Reporting Person

      _____   Form filed by More than One Reporting Person

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       Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

  Common Stock                           39,340                      D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      7. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option
(right to buy)           (1)        7/30/06         Common                  2,160        2.00           D

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 Stock Option
(right to buy)           (2)        9/19/06         Common                 37,500        4.00           D


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Stock Option
(right to buy)           (3)        9/28/08         Common                  2,000        7.625          D


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====================================================================================================================================

Explanation of Responses:
(1) The option became exercisable as to 720 shares on July 30, 1999, and becomes exercisable as to an additional 720 shares on each of July 30, 2001 and July 30, 2002.
(2) The option became exercisable as to 12,500 shares on October 20, 1999 and becomes exercisable as to an additional 12,500 shares on each of October 20, 2000 and October 20, 2001.
(3) The option became exercisable as to 400 shares on September 28, 1999 and becomes exercisable as to an additional 400 shares on each of September 28, 2000, September 28, 2001, September 28, 2002 and September 20, 2003.



     /s/Steven Chasen                                     11/10/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.